U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                                 FORM 4

              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the
   Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or
           Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (    ) Director      (  X  ) 10% Owner    (    ) Officer (give title below)
   (    ) Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)
   ( X ) Form filed by One Reporting Person
   (   ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).



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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
---- ---------------- ------------- -------------- ------------------------- ------------------ ---------------- -------------------
     1. Title of      2.            3.             4. Securities Acquired   5. Amount of       6. Ownership     7. Nature of
     Security         Transaction   Transaction    (A) or Disposed of (D)   Securities         Form: Direct (D)  Indirect Beneficial
     (Instr. 3)       Date          Code  (Instr.  (Instr. 3, 4 and 5)      Beneficially Owned or Indirect (I)    Ownership
                      (Month/Day/   8)                                      at End of Month    (Instr. 4)         (Instr. 4)
                      Year)                                                 (Instr. 3 and 4)
---- ---------------- ------------- -------------- ------------------------ ------------------- --------------- -------------------
---- ---------------- ------------- ------- ------ -------- ------- ------- ------------------- --------------- -------------------
                                    Code     V     Amount   (A) or  Price
                                                            (D)
---- ---------------- ------------- -------- ----- -------- ------ -------- ------------------- --------------- -------------------
---- ---------------- ------------- -------- ----- -------- ------ -------- ------------------- --------------- -------------------
(1)  MCI Group        2/04/03       S              775,000   D      $ 0.19    12,380,471             D
     Common Stock,
     $0.01 Par Value
---- ---------------- ------------- -------- ----- -------- ------ --------- ------------------ --------------- -------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.






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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
    1.Title of 2.         3.           4.          5.Number of 6. Date        7.Title and 8.Price    9.Number    10.       11.
    Derivative Conversion Transaction  Transaction Derivative  Exercisable    Amount of   of         of          Ownership Nature of
    Security   or         Date (Month/ Code        Securities  and Expiration Underlying  Derivative Derivative  Form of   Indirect
    (Instr. 3) Exercise   Day/Year)    (Instr. 8)  Acquired (A) Date (Month   Securities Security  Securities  Derivative Beneficial
               Price of                            or Disposed   /Day/Year)   (Instr. 3  (Instr. 5) Beneficially Security: Ownership
               Derivative                          of (D)(Instr.                  and 4)             Owned at   Direct   (Instr. 4)
               Security                            3, 4 and 5)                                       End of      (D) or
                                                                                                     Month       Indirect (I)
                                                                                                     (Instr. 4)  (Instr. 4)
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
                                         Code   V    (A)  (D)  Date           Title Amount
                                                               Exercis Expira       or
                                                               able    tion         Number
                                                                       Date         of
                                                                                    hares
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
(1)
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
(2)
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----- ----- ------------- ------------ --------- ------------ -------- ----------
(3)
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------

--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------
--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------

--- ---------- ---------- ------------ ----------- ----------- ------------- ------------ --------- ------------ -------- ----------



Deutsche Bank AG.



By:  /s/ Jeffrey A. Ruiz
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     Name: Jeffrey A. Ruiz       Date 2-04-03
     Title:Vice President




By:   /s/ Margaret M. Adams
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Name:    Margaret M. Adams       Date 2-04-03
Title:   Director